Exhibit 99.1
EXECUTION VERSION

SUBSCRIPTION AGREEMENT
between
FOCUS MEDIA HOLDING LIMITED
and
JJ MEDIA INVESTMENT HOLDING LTD.
Dated as of September 23, 2009

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Page
Section 7.9 Notices	7
Section 7.10 Expenses	8
Section 7.11 Titles and Subtitles	8
Section 7.12 Termination	8
Section 7.13 Public Announcements	8
Section 7.14 Counterparts; Execution by Facsimile Signature	8

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SUBSCRIPTION AGREEMENT
          This SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of September 23, 2009, between Focus Media Holding Limited, a Cayman Islands company (the “Company”), and JJ Media Investment Holding Ltd., a British Virgin Islands company (the “Investor”).
BACKGROUND
          The Investor desires to subscribe for and purchase, and the Company desires to issue and sell, an aggregate of 75,000,000 new ordinary shares of par value US$0.00005 per share of the Company (“Shares”), on the following terms and conditions:
ARTICLE I ISSUANCE AND SUBSCRIPTION
          Section 1.1 Issuance and Subscription. Subject to the terms and conditions hereof, the Company agrees to issue to the Investor, and the Investor agrees to subscribe for 75,000,000 Shares at a subscription price of US$1.899 per share (representing the average closing sale price of the Shares during the twenty consecutive trading day period immediately preceding the date hereof) for an aggregate amount of US$142,425,000 (the “Subscription Sum”). The Shares issued by the Company and subscribed for by the Investor pursuant to this Agreement are referred to as the “Subscription Shares”.
          Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the issuance and subscription of the Subscription Shares shall take place at a closing (the “Closing”) on October 30, 2009, or on such other date as the Company and the Investor may mutually agree upon in writing (the “Closing Date”). At the Closing:
          (a) The Investor shall pay to the Company the Subscription Sum by wire transfer of immediately available funds in U.S. dollars to the account designated by the Company on Schedule 1.2 hereto;
          (b) The Company shall deliver to the Investor one or more certificates representing the duly authorized and validly issued Subscription Shares, registered in the name of the Investor; and
          (c) The Company shall cause its register of members to be updated to reflect the Subscription Shares purchased by the Investors.
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to the Investor that (i) the Company has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (ii) this Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the

Investor, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity and (B) the applicability of the federal and state securities laws and public policy as to the enforceability of the indemnification provisions of this Agreement and (iii) the Subscription Shares have been duly authorized and, when so issued and paid for in accordance with this Agreement, will have been validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights, restriction on voting rights or other liens, in each case other than as expressly set forth in this Agreement.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
          The Investor hereby represents and warrants to the Company that:
          Section 3.1 Organization; Power. The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all power and authority to enter into and perform its obligations under this Agreement.
          Section 3.2 Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by the Investor and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.
          Section 3.3 Consents; No Conflicts.
          (a) No governmental approval is required to be obtained by the Investor in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.
          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to any third party rights under (i) the constitutional documents of the Investor; (ii) any law or governmental approval applicable to the Investor; or (iii) any agreement or instrument applicable to the Investor or any of its properties or assets.
          (c) The Investor has paid or shall have paid by any applicable due date any securities transaction tax or similar stamp, tax or duty on the Subscription Shares.
          Section 3.4 Investment Representations.
          (a) The Investor is acquiring the Subscription Shares solely for its own account for investment purposes and not with a view to, or for offer, sale or resale in connection with, the distribution or other disposition thereof in violation of any applicable laws.

          (b) The Investor acknowledges that the Subscription Shares have not been and may not be registered under the US Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state of the United States or other jurisdictions within or outside of the United States, by reason of a specific exemption therefrom, and that the Company is relying on the truth and accuracy of, and the Investor’s compliance with, the representations and warranties and agreements of the Investor set forth herein to determine the availability of such exemptions and the eligibility of the Investor to acquire such Subscription Shares, including, but not limited to, the bona fide nature of the Investor’s investment intent as expressed herein.
          (c) The Investor acknowledges and agrees that, without prejudice to Section 4.1, the Subscription Shares must be held indefinitely unless the Subscription Shares are subsequently registered under the Act or an exemption from such registration is available. The Investor understands that the certificates evidencing the Subscription Shares will be imprinted with a legend which prohibits the transfer of the Subscription Shares unless the Subscription Shares are registered or such registration is not required in the opinion of counsel for the Company.
          (d) The Investor is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the U.S. Securities Exchange Commission (“SEC”) under the Act.
          (e) The Investor has such knowledge and expertise in financial and business matters, knows of the high degree of risk associated with investments generally and particularly investments in the securities of companies, is capable of evaluating the merits and risks of an investment in the Subscription Shares, and is able to bear the economic risk of an investment in the Subscription Shares in the amount contemplated hereunder. The Investor has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Subscription Shares. The Investor can afford a complete loss of its investment in the Subscription Shares.
          (f) Neither the Investor nor any of its directors, officers and shareholders is in possession of material non-public information that is not otherwise in the possession of the board of directors of the Company (who are not directors, officers or shareholders of the Investor).
          Section 3.5 No Reliance. Except as set forth in this Agreement, the Company makes no other representations or warranties, express or implied, oral or written, in connection with the transactions contemplated hereby.
ARTICLE IV AGREEMENTS
          Section 4.1 Limitations on Transfer.
          (a) Notwithstanding anything to the contrary contained herein, without the prior written consent of a majority of the disinterested members of the board of directors of the Company, from the Closing Date until April 30, 2010 (the “Lock-up Period”), the Investor shall not sell, assign, transfer, mortgage, alienate, pledge, hypothecate, create or permit to exist a security interest in or lien on, place in trust or in any other way encumber or otherwise dispose of any Subscription Shares or any interest therein.
          (b) After the expiration of the Lock-up Period, in the event that the Subscription Shares have not been registered for resale under applicable securities laws, prior to any proposed transfer of the Subscription Shares, the Investor shall give written notice to the board of directors of the Company expressing its desire to effect such transfer and describing briefly the proposed transfer. Upon receiving such notice, the board of directors may present copies thereof to its counsel. The Investor shall not make any disposition of any Subscription Shares unless and until (i) there is then in effect a registration statement under the Act covering such transfer and such transfer is made in accordance with such registration statement or (ii) if reasonably requested by the Company, the Investor shall have furnished to the Company an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration under the Act.
          Section 4.2 Further Assurances.
          (a) The Company shall promptly prepare and submit to The Nasdaq Stock Market, Inc. a listing application covering the Subscription Shares and shall use its reasonable efforts to obtain, prior to the Closing, approval for the listing of the Subscription Shares on the NASDAQ Global Select Market, subject to official notice of issuance to The Nasdaq Stock Market, Inc. The Investor shall fully cooperate with the Company with respect to such application.
          The Company shall disclose in its subsequent annual report on Form 20-F or, no later than the date on which its subsequent annual report on Form 20-F is required to be filed, in English on its corporate website, that it does not follow the requirement of NASDAQ Listing Rule 4350(i) and include a brief statement of the Cayman Islands practice it follows in lieu of that requirement. If the Company provides the disclosure only on its website, it shall state so in its annual report on Form 20-F and provide the web address at which the information may be obtained.
          Prior to the Closing, the Company will submit to The NASDAQ Stock Market, Inc. a written statement from a Cayman Islands counsel certifying that the Company’s practices, including in particular practices not in compliance with the matters described in NASDAQ Listing Rule 4350(i), are not prohibited by the laws of the Cayman Islands.
          (b) Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
          Section 4.3 Board Representation. After the Closing, the percentage of seats on the Company’s board of directors with respect to which the Investor will have nomination rights will not be less than the percentage of outstanding share capital owned by the Investor from time to time. The director(s) nominated by the Investor to the board of directors of the Company (the “Board Designees”) shall be subject to the policies and requirements of the Company and its board of directors, including the Company’s Code of Ethics in a manner consistent with the application of such requirements to other members of the board of directors. The Company shall indemnify the Board Designees and provide the Board Designees with director and officer insurance to the same extent it indemnifies and provides insurance for the other members of the board of directors pursuant to its organizational documents, applicable law or otherwise.
ARTICLE V CONDITIONS PRECEDENT
          Section 5.1 Conditions Precedent to the Obligations of the Parties. The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:
          (a) No provision of any applicable law and no judgment, injunction, order or decree of a governmental authority shall prohibit or restrain the consummation of the Closing.
          (b) (i) The representations of warranties of the other party shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing and (ii) the covenants and agreements contained in this Agreement to be complied with by the other party on or before the Closing shall have been complied with in all material respects.
ARTICLE VI SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
          Section 6.1 Survival of Representations and Warranties. The representations and warranties contained in ARTICLE III shall survive the Closing.
          Section 6.2 Indemnification. The Investor hereby agrees to indemnify and hold harmless the Company and the Company’s officers, directors, employees, agents, representatives and attorneys (other than any such person who is and officer, director or shareholder of the Investor) against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person or whether incurred by the indemnified party in any action or proceeding between the indemnifying party and indemnified party or between the indemnified party and any third party) to which any such indemnified party may become subject, insofar as such losses, claims, demands, liabilities and expenses (a) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact made by the Investor and contained herein, or (b) arise out of or are based upon any breach by Investor of any representation, warranty or agreement made by the Investor contained herein.
ARTICLE VII MISCELLANEOUS
          Section 7.1 Restrictive Legends. All certificates representing the Subscription Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

          (a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”
          (b) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE ASSIGNED, HYPOTHECATED, DONATED, ENCUMBERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THAT CERTAIN SUBSCRIPTION AGREEMENT DATED SEPTEMBER 23, 2009, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.”
          (c) Any legend required by appropriate blue sky officials.
          Section 7.2 Governing Law; Consent to Jurisdiction; Related Matters. (a) This Agreement shall be governed in all respects by law of the State of New York.
          (b) Each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of the federal courts situated in the State of New York to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, breach, validity or performance hereof or the transactions contemplated hereby.
          (c) Each of the parties to this Agreement irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies of the notice, summons and/or complaint by registered or certified airmail, postage prepaid, to the address specified in Section 7.9 hereof. The foregoing shall not limit the rights of any party to this Agreement to serve process in any other manner permitted by law or to obtain execution of judgment in any other jurisdiction.
          (d) THE PARTIES AGREE TO WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.
          Section 7.3 Successors and Assigns; Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 7.3 shall be void.
          Section 7.4 Entire Agreement; Supersedes Prior Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

          Section 7.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          Section 7.6 Amendment and Waiver. This Agreement may only be amended or modified, and the rights of the Company or the Investor, respectively, hereunder may only be waived, in a writing signed by the Company and the Investor.
          Section 7.7 Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, in accordance with Section 7.2, apply to a court of competent jurisdiction for such equitable relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation of its terms and each party waives any objection to the imposition of relief of an equitable nature if warranted.
          Section 7.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.
          Section 7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by first class mail, postage prepaid, as follows:

(a)	If to the Company, to:

28-30 Floor Zhao Feng World Trade Building 369 Jiangsu Road Shanghai, 200050 PRC facsimile: 8621-2216-4174 Attention: Alex Yang

(b)	If to the Investor, to:

Portcullis TrustNet Chambers P.O. Box 3444 Road Town Tortola British Virgin Islands facsimile: 8621-32124661 Attention: Jason Nanchun Jiang

          Section 7.10 Expenses. Each party will be responsible for the payment of all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
          Section 7.11 Titles and Subtitles. The titles of the sections and subsections of this Agreement and of the schedules are for convenience of reference only and are not to be considered in construing this Agreement.
          Section 7.12 Termination. This Agreement may be terminated by mutual agreement of the parties hereto. Upon termination of this Agreement pursuant to this Section 7.12, this Agreement shall be void and of no further force and effect, except that the terms and provisions of ARTICLE VI and ARTICLE VII shall remain in full force and effect and no party shall have any liability to any other party under this Agreement, except that nothing herein shall relieve any party from any liability for the breach of any of the representations, warranties, covenants and agreements set forth in this Agreement and except as contemplated by Section 7.10.
          Section 7.13 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Company and the Investor. Thereafter, unless otherwise required by applicable law or the requirements of Nasdaq, the Company and the Investor shall each use its reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby.
          Section 7.14 Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

          IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date set forth in the first paragraph hereof.

FOCUS MEDIA HOLDING LIMITED
By:	/s/ Alex Yang
	Name:	Alex Yang Deyi
	Title:	Acting CFO

JJ MEDIA INVESTMENT HOLDING LTD.
By:	/s/ Jason Nanchun Jiang
	Name:	Jason Jiang Nanchun
	Title:	Director

Schedule 1.2
Company’s Bank Account

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